Exhibit 99.1

Esquire Financial Holdings, Inc.

Reports First Quarter 2026 Results

Strong and Consistent Growth, Earnings, and Performance Metrics Coupled with a Focused Integration of Signature Bancorporation, Inc.

Jericho, NY – April 23, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the first quarter of 2026. Significant achievements and key performance metrics during the current quarter include:

●	Net income increased 7.0% to $12.2 million, or $1.40 per diluted share, as compared to $11.4 million, or $1.33 per diluted share, for the comparable quarter in 2025 despite $1.7 million in elevated pretax noninterest expense related to: (1) merger expenses totaling $1.3 million related to our recently announced acquisition of Signature Bancorporation, Inc. (the parent company of Signature Bank in Chicago, collectively “Signature”); and (2) a $398 thousand charge for accelerated stock compensation related to the previously announced departures of two former Esquire board members for personal reasons. For the current quarter, adjusted(1) net income and diluted earnings per share were $13.8 million and $1.58, respectively, excluding the previously noted $1.6 million in elevated noninterest expense, net of tax.
●	Consistent industry leading returns on average assets and equity of 2.10% and 16.82%, respectively, despite the $1.6 million in elevated noninterest expense, net of tax, previously noted, as well as our continued investment in current resources to support future growth and excellence in client service. For the current quarter, adjusted(1) returns on average assets and equity were 2.37% and 18.96%, respectively, excluding the $1.6 million in elevated noninterest expense, net of tax.
●	Resilient net interest margin of 6.04% driven by our national litigation platform growth, despite significant declines in short-term market interest rates from their highs in 2023. Total revenue increased $6.7 million, or 19.8%, to $40.5 million, when compared to the prior year quarter.
●	Loan growth on a linked quarter basis was $56.7 million, or 13% annualized, totaling $1.82 billion, despite litigation related loan growth being tempered in the current quarter by anticipated paydowns (totaling $53.1 million) including elevated commercial loan draws from the prior linked quarter. Loan growth was primarily comprised of both commercial totaling $30.0 million ($44.0 million in litigation related loans) and commercial real estate totaling $23.3 million. Significant average loan growth of $115.6 million, or 28% annualized, on a linked quarter basis was fueled by growth in higher yielding variable rate commercial loans from our national litigation platform. These commercial relationships will continue to create additional opportunities for future loan growth (future draws on existing facilities and additional availability on renewed lines-of-credit) as well as future growth in core deposits through our full-service commercial relationship banking programs and commercial cash management platform on a national basis. To clearly demonstrate this point, law firms or litigation clients that have banked with Esquire for four years or more have a compounded annual growth rate on their loans and related commercial deposit balances of approximately 15% and 30%+, respectively.
●	Strong corresponding deposit growth on a linked quarter basis totaling $39.6 million, or 8% annualized, to $2.10 billion, despite growth being tempered by anticipated disbursements of escrow/IOLTA funds from elevated settlement funds in the prior linked quarter. Our cost-of-funds was 1.00% (including demand deposits), consistent with the prior linked quarter. Growth on a linked quarter basis was fueled by our litigation/mass tort related money market settlements nationally. Deposits grew $414.4 million, or 24.6%, when comparing the current quarter to the comparable quarter in 2025 while average total deposits grew $364.2 million, or 21.7%, for the same period. Off-balance sheet (“OBS”) sweep funds totaled $1.0 billion, with approximately 33% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $1.1 million for the current quarter. Additional available liquidity totaled approximately $522 million, excluding cash, OBS sweep funds, and unsecured borrowing capacity.
(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.30%, a nonperforming loan totaling $736 thousand, and a nonperforming loan to total assets ratio of 0.03%. During the current quarter, Esquire foreclosed on the property securing its one nonaccrual multifamily loan (totaling $7.8 million), recorded it as other real estate owned (“OREO”), recorded a charge-off totaling $3.2 million (consisting of principal and certain costs to perfect its lien), and sold the OREO to an unrelated third party. We have no exposure to commercial office space nor construction/vacant land related loans.
●	Stable and consistent noninterest income in the current quarter totaling $6.5 million, or 16% of total revenue, led by our payment processing platform with 93,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $9.7 billion in credit and debit card payment volume, a 4.6% increase from the comparable quarter in 2025, across 137.3 million transactions for our small business clients in all 50 states.
●	Strong efficiency ratio of 51.1% for the current quarter, notwithstanding our investments to support future growth, risk management and excellence in client service. Excluding the previously noted $1.7 million in elevated noninterest expense, the adjusted(1) efficiency ratio was 46.9%.
●	Consistent industry leading performance, growth, balance sheet strength, and confidence in our long-term outlook has led to an increase in our regular quarterly cash dividends by 14% to $0.20 per share of common stock, marking our fifth consecutive increase for Esquire’s stockholders since initiating dividends in 2022.
●	Named one of the nation’s top-performing community banks by S&P Global Market Intelligence for the second consecutive year based on industry benchmarks including profitability, growth, efficiency and balance sheet strength. The Bank was also named a top 10 merchant acquiring bank by the Nilson Report.
●	Strong progress on the Signature merger to date including, but not limited to: filed required regulatory applications; filed Form S-4 with the SEC; engaged a nationally recognized advisory firm to assist with all merger and integration milestones; and conducted several key merger & integration planning sessions with both management teams from Esquire and Signature.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible assets(2) (“TCE/TA”) ratios of 14.25% and 12.44%, respectively. The Bank remains well above the bank regulatory “Well Capitalized” standards.

“Coupling our disciplined balance sheet management, unique business model and industry leading growth and performance with a continued investment in resources and technology has served as the catalyst for our transformational strategic acquisition of Signature,” stated Tony Coelho, Chairman of the Board. “This merger positions the combined entity for continued, and potentially accelerated, unprecedented future growth and success.”

“The Signature merger creates the next foothold in one of the top three largest metro markets by both population and number of contingent fee law firms – the New York, Los Angeles, and Chicago metro areas,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President.  “We are now focused on rolling up our sleeves to ensure a flawless, low-risk integration of Signature’s clients and people, while continuing to serve our legacy clients with the dedication they deserve, as well as focusing on our safe and sound growth and performance stakeholders have come to expect from Esquire.”

(1)	See non-GAAP reconciliation provided at the end of this news release.
(2)	The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, GAAP common equity and GAAP assets are equal to tangible common equity and tangible assets.

First Quarter 2026 vs. 2025

Net income for the quarter ended March 31, 2026 was $12.2 million, or $1.40 per diluted share, compared to $11.4 million, or $1.33 per diluted share for the same period in 2025. Returns on average assets and equity for the current quarter were 2.10% and 16.82%, respectively, compared to 2.39% and 19.13% for the same period of 2025. Excluding after-tax merger expenses of $1.3 million and charges related to accelerated stock compensation of $398 thousand ($291 thousand after-tax), adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity were $13.8 million, $1.58, 2.37% and 18.96%, respectively.

Net interest income increased $6.4 million, or 23.2%, to $34.0 million, due to growth in average interest earning assets totaling $403.5 million, or 21.5%, to $2.28 billion, funded with low-cost core deposits from our regional business development teams and existing relationship banking efforts. Our net interest margin increased 8 basis points to 6.04%, led by growth in higher yielding commercial loan production nationally. Average loan yields increased 5 basis points to 7.85% while average loans increased $376.4 million, or 27.0%, to $1.77 billion, with litigation related loan growth totaling $354.6 million, or 42.7%. Loan interest income increased $7.5 million, or 27.9%, to $34.3 million with $7.3 million related to growth in average loan volumes, led by litigation related commercial growth, and $200 thousand due to an increase in average loan rates. Average securities increased $6.6 million, or 2.0%, to $334.5 million with yields increasing 9 basis points to 3.85%. Securities income increased $136 thousand with $63 thousand attributable to average volume increases and $73 thousand attributable to increases in average rate. Average deposits increased $364.2 million, or 21.7%, to $2.04 billion, led by increases in litigation related escrow or IOLTA, commercial money market, and noninterest bearing commercial demand deposits totaling $215.8 million, $96.9 million, and $42.0 million, respectively. Our cost of deposits, including noninterest bearing demand deposits, increased 6 basis points to 1.00% due to changes in deposit composition. Our loan-to-deposit ratio was 86% at March 31, 2026.

The provision for credit losses was $2.7 million for the first quarter of 2026, a $1.2 million increase from the first quarter 2025, primarily due to a $3.2 million charge-off as Esquire foreclosed on the property securing its one nonaccrual multifamily loan (totaling $7.8 million), recorded it as OREO, and sold the OREO to an unrelated third party. As of March 31, 2026, our allowance to loans ratio was 1.30% as compared to 1.37% as of March 31, 2025. The decrease in the allowance as a percentage of loans was a result of management’s evaluation of credit risk in our multifamily portfolio subsequent to the above mentioned transaction, which was partially offset by an increase in the general reserve considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios, management believes the allowance for credit losses is adequate at March 31, 2026.

Noninterest income totaled $6.5 million in the current quarter, an increase of $304 thousand from the first quarter of 2025. Payment processing income was $5.1 million for the first quarter of 2026, an increase of $231 thousand from the prior year quarter. Growth in payment processing income has been muted, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the credit and debit card processing platform increased $421.7 million, or 4.6%, to $9.7 billion while transaction volume totaled 137.3 million for the current quarter. We continue to focus on the expansion of merchant sales channels through our current and future ISOs, new merchant originations, active management of our merchant risk profiles, and by expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, to support multiple processing platforms, to manage daily risk across 93,000 small business merchants in all 50 states, and to perform commercial treasury clearing services for $9.7 billion in volume across 137.3 million transactions in the current quarter. ASP fees totaled $1.1 million, an increase of $257 thousand from the prior year quarter, and are directly impacted by the average balance of OBS sweep funds as well as current short-term market interest rates.

Noninterest expense increased $3.9 million, or 23.3%, to $20.7 million for the first quarter of 2026. This was primarily due to increases in employee compensation and benefits, merger related costs, data processing, advertising and marketing, and occupancy and equipment costs. Employee compensation and benefits costs increased $2.2 million, or 21.4%, primarily due to increases in year-end salaries, employee benefit costs, stock grants and related stock-based compensation, staffing, regional business development officer (“BDO”) incentive pay or  sales commissions, and year-end bonuses. The increase in BDO incentive pay is directly correlated to our litigation related/commercial loan and related core commercial deposit growth, attracting full-service commercial banking clients nationally. Due to the departure of two board members for personal reasons, we incurred one time compensation charges related to accelerated stock grant amortization totaling $398 thousand. In connection with the announced merger with Signature, we incurred merger related costs (advisory, legal, accounting, valuation, and other professional or consulting fees, and general administrative costs) of $1.3 million in the first quarter of 2026. Data processing costs increased $449 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Advertising and marketing costs increased $147 thousand, as we continued to grow our brand, targeting digital marketing platform, and expand our thought leadership in our national verticals. Occupancy and equipment costs increased $124 thousand due to costs associated with the operation of our Los Angeles branch which opened in late 2025.

The Company’s efficiency ratio was 51.1% for the three months ended March 31, 2026, as compared to 49.6% in 2025, notwithstanding our continued investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, enhanced risk management, and costs associated with our flagship Los Angeles branch. The adjusted(1) efficiency ratio was 46.9% excluding the previously noted $1.7 million in elevated noninterest expense in the current quarter.

The effective tax rate was 28.6% for the first quarter of 2026, as compared to 26.5% in the prior year quarter. The increase in the current quarter was primarily due to the impact of non-deductible merger related costs.

Asset Quality

At March 31, 2026, we had one nonperforming loan totaling $736 thousand, with no exposure to commercial office or construction/vacant land related borrowers, and $13.9 million in performing loans to the hospitality industry. The allowance for credit losses was $23.5 million, or 1.30% of total loans, as compared to $19.5 million, or 1.37% of total loans at March 31, 2025. The ratio of nonperforming loans to total loans and total assets was 0.04% and 0.03%, respectively, at March 31, 2026. During the quarter, Esquire foreclosed on the property securing its one nonaccrual multifamily loan (totaling $7.8 million), recorded it as OREO, recorded a charge-off totaling $3.2 million (consisting of principal and certain costs to perfect its lien), and sold the OREO to an unrelated third party. Based on management’s evaluation of current credit risk in our commercial real estate and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at March 31, 2026.

From a credit risk management perspective, the commercial real estate portfolio totaled $503.4 million and has a current weighted average debt service coverage ratio (“DSCR”) and an original loan-to-value (“LTV”) (defined as unpaid principal balance as of March 31, 2026 divided by appraised value at origination) of approximately 1.61 and 56%, respectively. When further evaluating this population, loans with below current market rates maturing in (1) less than one year totaled $66.8 million and had a current weighted average DSCR and an original LTV of approximately 1.38 and 66%, respectively; and (2) one to two years totaled $29.2 million and had a current weighted average DSCR and an original LTV of approximately 1.29 and 69%, respectively.

Balance Sheet – March 31, 2026 vs. 2025

At March 31, 2026, total assets increased $466.7 million, or 23.9%, to $2.42 billion. This increase was primarily attributable to growth in loans totaling $399.2 million, or 28.2%, to $1.82 billion. Our higher yielding variable rate commercial loans increased $341.4 million, or 36.5%, to $1.28 billion with commercial litigation related loans increasing $386.9 million, or 46.3%, to $1.22 billion. Our commercial relationship banking sales pipeline remained robust, anchored by our regional senior BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S. who have significantly expanded our participation in local, state, and national trial associations nationally. These BDOs are supported by our best-in-class technology stack including, but not limited to; our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advanced data analytics across our platform powering personalized and real-time ABM content to both current clients and prospective clients. Our available-for-sale securities portfolio increased $21.1 million to $258.0 million from purchases totaling $77.3 million, offsetting portfolio amortization totaling $59.2 million. Our held-to-maturity securities portfolio totaled $58.3 million, a decrease of $8.4 million, due to portfolio amortization. Our total securities to assets ratio was 13% at March 31, 2026.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	March 31,		December 31,		March 31,
	2026		2025		2025

	(Dollars in thousands)
Real estate:
Multifamily	$389,000	21.4%	$372,800	21.2%	$364,877	25.8%
Commercial real estate	114,357	6.3	107,293	6.1	86,797	6.1
1 – 4 family	9,034	0.5	9,835	0.6	10,974	0.8
Total real estate	512,391	28.2	489,928	27.9	462,648	32.7
Commercial:
Litigation related	1,222,337	67.4	1,178,325	67.0	835,415	59.0
Other	53,208	2.9	67,230	3.8	98,726	7.0
Total commercial	1,275,545	70.3	1,245,555	70.8	934,141	66.0
Consumer	26,812	1.5	22,762	1.3	18,705	1.3
Total loans held for investment	$1,814,748	100.0%	$1,758,245	100.0%	$1,415,494	100.0%
Deferred loan fees and unearned premiums, net	342		182		364
Loans, held for investment	$1,815,090		$1,758,427		$1,415,858

Total deposits were $2.10 billion as of March 31, 2026, a $414.4 million, or 24.6%, increase from March 31, 2025 due to a $212.4 million, or 22.1%, increase in litigation related escrow or IOLTA, a $170.7 million, or 97.0% increase in money market deposits (primarily commercial), and a $22.4 million, or 4.3%, increase in noninterest bearing commercial demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $1.17 billion, or 55.8%, of total deposits. As of March 31, 2026, uninsured deposits were $623.0 million, or 30%, of our total deposits, excluding $17.9 million of the Company’s deposits held at the Bank. Approximately 70% of our uninsured deposits represent clients with full commercial relationship banking with us including, but not limited to, commercial loans, payment processing, and various commercial service-oriented relationships including law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of March 31, 2026, OBS sweep funds totaled approximately $1.00 billion, with approximately $330.4 million, or 33.0%, available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform.

At March 31, 2026, we had the ability to borrow, on a secured basis, up to $475.1 million from the FHLB of New York and $46.5 million from the FRB of New York discount window. No borrowing amounts were outstanding during the first quarter of 2026. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $50.5 million to $301.3 million as of March 31, 2026, primarily driven by net increases in retained earnings (net income less dividends paid to shareholders), and to a lesser extent, additional paid-in-capital from share-based compensation and decreases in other comprehensive losses related to net unrealized gains in our available-for-sale securities portfolio.

The Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with branch offices in Jericho, New York and Los Angeles, California, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York and Los Angeles metropolitan areas. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the ability to complete, or any delays in completing, the pending merger between the Company and Signature Bancorporation, Inc.; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue, certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$222,221	$235,887	$173,041
Securities available-for-sale, at fair value	257,994	246,505	236,919
Securities held-to-maturity, at cost	58,312	60,193	66,736
Securities, restricted at cost	3,173	3,173	3,034
Loans, held for investment	1,815,090	1,758,427	1,415,858
Less: allowance for credit losses	(23,540)	(24,022)	(19,461)
Loans, net of allowance	1,791,550	1,734,405	1,396,397
Premises and equipment, net	4,189	4,379	3,328
Other assets	83,716	81,119	74,982
Total Assets	$2,421,155	$2,365,661	$1,954,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$545,891	$576,455	$523,441
Savings, NOW and money market deposits	1,542,293	1,480,380	1,158,748
Certificates of deposit	14,384	6,172	5,931
Total deposits	2,102,568	2,063,007	1,688,120
Other liabilities	17,320	13,056	15,593
Total liabilities	2,119,888	2,076,063	1,703,713
Total stockholders' equity	301,267	289,598	250,724
Total Liabilities and Stockholders' Equity	$2,421,155	$2,365,661	$1,954,437

Selected Financial Data
Common shares outstanding	8,637,034	8,552,405	8,431,774
Book value per share	$34.88	$33.86	$29.74
Equity to assets	12.44%	12.24%	12.83%

Capital Ratios (1)
Tier 1 leverage ratio	11.85%	11.87%	12.01%
Common equity tier 1 capital ratio	14.25	14.18	15.24
Tier 1 capital ratio	14.25	14.18	15.24
Total capital ratio	15.48	15.43	16.49

Asset Quality
Nonperforming loans	$736	$8,572	$8,000
Allowance for credit losses to total loans	1.30%	1.37%	1.37%
Nonperforming loans to total loans	0.04	0.49	0.57
Nonperforming assets to total assets	0.03	0.36	0.41
Allowance to nonperforming loans	3,198	280	243

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Interest income	$39,033	$38,237	$31,513
Interest expense	5,029	4,958	3,904
Net interest income	34,004	33,279	27,609
Provision for credit losses	2,700	2,900	1,500
Net interest income after provision for credit losses	31,304	30,379	26,109

Noninterest income:
Payment processing fees	5,143	5,127	4,912
Other noninterest income	1,312	992	1,239
Total noninterest income	6,455	6,119	6,151

Noninterest expense:
Employee compensation and benefits	12,221	11,181	10,065
Merger expenses	1,272	171	—
Other expenses	7,164	7,712	6,683
Total noninterest expense	20,657	19,064	16,748
Income before income taxes	17,102	17,434	15,512
Income taxes	4,891	3,966	4,105
Net income	$12,211	$13,468	$11,407

Earnings Per Share
Basic	$1.48	$1.66	$1.43
Diluted	1.40	1.55	1.33
Basic - adjusted (1)	1.67	1.68	1.43
Diluted - adjusted (1)	1.58	1.57	1.33

Selected Financial Data
Return on average assets	2.10%	2.36%	2.39%
Return on average equity	16.82	18.90	19.13
Adjusted return on average assets (1)	2.37	2.39	2.39
Adjusted return on average equity (1)	18.96	19.14	19.13
Net interest margin	6.04	6.05	5.96
Efficiency ratio	51.1	48.4	49.6
Adjusted efficiency ratio (1)	46.9	48.0	49.6

Cash dividends paid per common share	$0.200	$0.175	$0.175

Weighted average basic shares	8,252,720	8,131,450	7,988,999
Weighted average diluted shares	8,700,319	8,703,436	8,601,607

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	March 31,			December 31,			March 31,
	2026			2025			2025
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,771,003	$34,298	7.85%	$1,655,408	$33,165	7.95%	$1,394,602	$26,810	7.80%
Securities, includes restricted stock	334,459	3,178	3.85%	334,409	3,185	3.78%	327,838	3,042	3.76%
Interest earning cash and other	176,268	1,557	3.58%	193,861	1,887	3.86%	155,768	1,661	4.32%
Total interest earning assets	2,281,730	39,033	6.94%	2,183,678	38,237	6.95%	1,878,208	31,513	6.80%

NONINTEREST EARNING ASSETS	74,655			77,334			60,877

TOTAL AVERAGE ASSETS	$2,356,385			$2,261,012			$1,939,085

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,458,983	$4,957	1.38%	$1,334,666	$4,904	1.46%	$1,134,099	$3,784	1.35%
Time deposits	8,148	67	3.33%	6,085	53	3.46%	10,806	119	4.47%
Total interest bearing deposits	1,467,131	5,024	1.39%	1,340,751	4,957	1.47%	1,144,905	3,903	1.38%
Borrowings	372	5	5.45%	42	1	9.45%	43	1	9.43%
Total interest bearing liabilities	1,467,503	5,029	1.39%	1,340,793	4,958	1.47%	1,144,948	3,904	1.38%

NONINTEREST BEARING LIABILITIES
Demand deposits	577,194			617,153			535,182
Other liabilities	17,305			20,336			17,142
Total noninterest bearing liabilities	594,499			637,489			552,324
Stockholders' equity	294,383			282,730			241,813

TOTAL AVG. LIABILITIES AND EQUITY	$2,356,385			$2,261,012			$1,939,085
Net interest income		$34,004			$33,279			$27,609
Net interest spread			5.55%			5.48%			5.42%
Net interest margin			6.04%			6.05%			5.96%
Deposits (including noninterest bearing demand deposits)	$2,044,325	$5,024	1.00%	$1,957,904	$4,957	1.00%	$1,680,087	$3,903	0.94%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of merger expenses and accelerated stock compensation, net of tax.

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net income – GAAP	$12,211	$13,468	$11,407
Adjustments to net income:
Merger expenses	1,272	171	—
Accelerated stock compensation	398	—	—
Income tax effect of adjustments	(120)	—	—
Adjusted net income	$13,761	$13,639	$11,407

Return on average assets – GAAP	2.10%	2.36%	2.39%
Adjusted return on average assets	2.37%	2.39%	2.39%

Return on average equity – GAAP	16.82%	18.90%	19.13%
Adjusted return on average equity	18.96%	19.14%	19.13%

Diluted earnings per share – GAAP	$1.40	$1.55	$1.33
Adjusted diluted earnings per share	$1.58	$1.57	$1.33

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

Adjusted noninterest expense, which is used to compute the adjusted efficiency ratio, excludes the impact of merger expenses and accelerated stock compensation.

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Efficiency ratio – non-GAAP(1)	51.1%	48.4%	49.6%
Noninterest expense – GAAP	$20,657	$19,064	$16,748
Less: merger expenses	1,272	171	—
Less: accelerated stock compensation	398	—	—
Adjusted noninterest expense – non-GAAP	$18,987	$18,893	$16,748
Net interest income – GAAP	34,004	33,279	27,609
Noninterest income – GAAP	6,455	6,119	6,151
Total revenue – GAAP	$40,459	$39,398	$33,760
Adjusted efficiency ratio – non-GAAP(2)	46.9%	48.0%	49.6%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.